Exhibit (d)(24)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, dated July 19, 2013 to the Investment Advisory Agreement dated May 1, 2011 (“Agreement”) between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (“FMG LLC” or “Manager”) and OppenheimerFunds, Inc., a corporation organized under the laws of the State of Colorado (“Oppenheimer” or “Adviser”).

WHEREAS, FMG LLC and Oppenheimer agree to modify the Agreement as follows:

1. New Portfolio. FMG LLC hereby appoints Oppenheimer to serve as the Adviser to an Allocated Portion, as determined by the Manager, of the EQ/Global Multi-Sector Equity Portfolio. In managing the Allocated Portion of the EQ/Global Multi-Sector Equity Portfolio, the Adviser shall employ the same investment objectives, policies and strategies as those employed by the Adviser in managing the EQ/Oppenheimer Global Portfolio.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/Oppenheimer Global Portfolio.

3. Duration of Agreement.

a.	With respect to the EQ/Oppenheimer Global Portfolio the Agreement will continue in effect for a 12 month period beginning August 31, 2013 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the EQ/Global Multi-Sector Equity Portfolio, the Agreement will continue in effect for a period of two years beginning July 19, 2013 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date set forth below.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		OPPENHEIMERFUNDS, INC,

By:	/s/ Steven M. Joenk	By:	/s/ Mark Santero
	Steven M. Joenk	Name:	Mark Santero
	Chairman, Chief Executive Officer and President	Title:	SVP, Distribution Operations

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

OPPENHEIMERFUNDS, INC.

Related Portfolios	Annual Advisory Fee Rate***

Global Portfolios, which shall consist of the EQ/Oppenheimer Global Portfolio and Other Allocated Portion(s)** identified directly below (collectively, referred to as “Global Portfolios”):

EQ/Global Multi-Sector Equity PLUS Portfolio*,**

0.45% of the Global Portfolios’ average daily net assets up to and including $50 million; 0.40% of the Global Portfolios’ average daily net assets over $50 million.

*	Fee to be paid with respect to the Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser.
**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by FMG LLC and advised by the Adviser, which are classified as “Global Portfolios.”
***	The daily advisory fee for the Global Portfolios is calculated by multiplying the aggregate net assets of the Global Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.